Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------

August 7, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re: Blackrock Resources Inc. fka AMF Capital Group, Inc. fka AMF Capital Group, Inc.

Dear Sirs:

We were previously the principal auditors for Blackrock Resources Inc. fka AMF Capital Group, Inc. fka AMF Capital Group, Inc. and we reported on the financial statements of Blackrock Resources Inc. fka AMF Capital Group, Inc. for the period from inception, January 31, 2007 to March 31, 2009. We have read Blackrock Resources Inc. fka AMF Capital Group, Inc. fka AMF Capital Group, Inc.'s statements under Item 4 of its Form 8-K, dated August 11, 2009, and we agree with such statements.

For the most recent fiscal period through to August 7, 2009, there have been no disagreements between Blackrock Resources Inc. fka AMF Capital Group, Inc. fka AMF Capital Group, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501